As filed with the Securities and Exchange Commission on March 31, 2015

Registration Nos. 333-30372, 333-107110, 333-137409, 333-137410, 333-181659, 333-192155

United States

SECURITIES AND EXCHANGE cOMMISSION

 Washington, D.C. 20549

___________________________

post-effective amendment no. 1 to form s-8 registration statement no. 333-30372 post-effective amendment no. 1 to form s-8 registration statement no. 333-107110 post-effective amendment no. 1 to form s-8 registration statement no. 333-137409 post-effective amendment no. 1 to form s-8 registration statement no. 333-137410 post-effective amendment no. 1 to form s-8 registration statement no. 333-181659 post-effective amendment no. 1 to form s-8 registration statement no. 333-192155

___________________________

Uroplasty, INC.

(Exact Name of Registrant as Specified in its Charter)

Minnesota (State or Other Jurisdiction of Incorporation or Organization)	41-179250 (I.R.S. Employer Identification No.)

5420 Feltl Road

Minnetonka, Minnesota 55343

(Address of Principal Executive Offices) (Zip Code)

___________________________

Uroplasty, Inc. 1995 Stock Option Plan (as amended)

Uroplasty, Inc. 1997 Stock Option Plan (as amended)

Uroplasty, Inc. 2002 Employee Stock Option Plan

Uroplasty, Inc. 2006 Stock and Incentive Plan (as amended and restated)

16 Individual Option Agreements

(Full Titles of the Plans)

___________________________

Brett Reynolds

Senior Vice President, Chief Financial Officer and Corporate Secretary

Uroplasty, Inc.

5420 Feltl Road

Minnetonka, Minnesota 55343

(952) 426-6140

(Name and Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies requested to:

William E. McDonald, Esq.

Oppenheimer Wolff & Donnelly LLP

Campbell Mithun Tower, Suite 2000

222 South Ninth Street

Minneapolis, Minnesota 55402

(612) 607-7507

___________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☐

EXPLANATORY NOTE

Deregistration of Securities

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 of Uroplasty, Inc. (the “Company” or “Registrant”) (the “Registration Statements”) and is being filed to deregister all securities of the Company that had been registered for issuance on the Registration Statements that remain unsold under such Registration Statements:

File No. 333-30372 as filed with the Securities and Exchange Commission (the “Commission”) on February 14, 2000, pertaining to the registration of 3,498,000 shares of common stock of the Company (“Common Stock”) issuable under the Uroplasty, Inc. 1995 Stock Option Plan (as amended) and Uroplasty, Inc. 1997 Stock Option Plan (as amended).

File No. 333-107110 as filed with the Commission on July 17, 2003, pertaining to the registration of 650,000 shares of Common Stock issuable under the Uroplasty, Inc. 2002 Employee Stock Option Plan.

File No. 333-137409 as filed with the Commission on September 18, 2006, pertaining to the registration of 1,200,000 shares of Common Stock issuable under the Uroplasty, Inc. 2006 Stock and Incentive Plan (as amended and restated).

File No. 333-137410 as filed with the Commission on September 18, 2006, pertaining to the registration of 1,171,334 shares of Common Stock issuable under sixteen individual option agreements.

File No. 333-181659 as filed with the Commission on May 24, 2012, pertaining to the registration of 1,500,000 shares of Common Stock issuable under the Uroplasty, Inc. 2006 Stock and Incentive Plan (as amended and restated).

File No. 333-192155 as filed with the Commission on November 17, 2013, pertaining to the registration of 750,000 shares of Common Stock issuable under the Uroplasty, Inc. 2006 Stock and Incentive Plan (as amended and restated).

On March 31, 2015, the Company merged with and into Visor Merger Sub LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Vision-Sciences, Inc. (“Merger Sub”), as contemplated by the Agreement and Plan of Merger, dated December 21, 2014 (the “Merger Agreement”), among the Company, Vision-Sciences, Inc. and Merger Sub (the “Merger”). As a result of the Merger, Vision-Sciences, Inc. changed its name to Cogentix Medical, Inc., the Company merged into Merger Sub, and the Company terminated all offers and sales of their securities registered for issuance on the Registration Statements that remain unsold under the Registration Statements as of the date hereof.

Signatures

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, Minnesota, on March 31, 2015.

Uroplasty, Inc.
(Registrant)

By:	/s/ Brett A. Reynolds
Brett A. Reynolds
Senior Vice President, Chief Financial Officer and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statements has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert C. Kill Robert C. Kill	Chairman of the Board, President and Chief Executive Officer and Director (principal executive officer)	March 31, 2015
/s/ Brett A. Reynolds Brett A. Reynolds	Senior Vice President, Chief Financial Officer and Corporate Secretary (principal financial and accounting officer)	March 31, 2015
/s/ Kevin H. Roche Kevin H. Roche	Director	March 31, 2015
/s/ Kenneth H. Paulus Kenneth H. Paulus	Director	March 31, 2015
/s/ James P. Stauner James P. Stauner	Director	March 31, 2015
/s/ Sven A. Wehrwein Sven A. Wehrwein	Director	March 31, 2015

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